United States Securities and Exchange Commission

                           Form 12b-25



Notification of Late Filing                    re:  Net Lnnx, Inc.
                                          SEC File Number 333-5862
                                         Cusip Number 64107P 10  2

Response to Part II

( c )The accountant states that he has been too busy to complete the audit and provide financial data to be included in the 10-KSB.


Response to Part IV

 ( 3 ) The accountant states that there will be a significant change in results of operations from the corresponding period for the last fiscal year for the earnings report in the subject report. The change is due to compensation-based stock activity in the amount of about $590,000.